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CUSIP NO. 69316G 10 8

                                  EXHIBIT 2.3

                               AMENDMENT NO. 1 TO
                            STOCK PURCHASE AGREEMENT


     THIS AMENDMENT NO. 1 to STOCK PURCHASE AGREEMENT (the "Amendment") is made and entered into as of March 19, 2001 by and between FBOP CORPORATION, an Illinois corporation (the "Purchaser") or its Affiliate(s) and BIL Securities (Offshore) Ltd. ("Seller").

                                  WITNESSETH:

     WHEREAS, Seller is the owner of 1,912,272 issued and outstanding shares of common stock, $0.01 par value per share (the "Shares") of PBOC Holdings, Inc., a Delaware corporation (the "Holding Company");

     WHEREAS, Purchaser and Seller have entered into a Stock Purchase Agreement dated as of November 7, 2000 pursuant to which, subject to receipt of regulatory approvals and subject to certain other conditions, Purchaser is to acquire the Shares from Seller (the "Transaction");

     WHEREAS, the Purchaser, FBOP Acquisition Company ("Acquisition") and Holding Company have entered into an Agreement and Plan of Merger dated as of the 8th day of December, 2000 (the "Merger Agreement");

     WHEREAS, the Merger Agreement provides for the merger of Acquisition with and into Holding Company upon the terms and conditions contained therein and in accordance with applicable laws (the "Merger");

     WHEREAS, as of the date hereof, Purchaser has not received regulatory approval of the Transaction or the Merger, and the parties wish to amend the Stock Purchase Agreement to extend its termination date and to make certain other changes as set forth herein;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

     1. DEFINITIONS. Terms used herein and not otherwise defined shall have the meanings set forth in the Stock Purchase Agreement.

     2. EXTENSION. Section 2.2 of the Stock Purchase Agreement hereby is deleted in its entirety and replaced with the following:

           "2.2   EXTENSION OF CLOSING DATE; INTEREST.

           (a) The Closing Date shall be no later than the 90th day following the date of this Agreement; PROVIDED, HOWEVER, that if the required approvals of any Applicable Governmental Authorities (as defined below) have not been received within such 90-day period, the Closing Date shall automatically be extended for an additional period of up to 120 days. Upon such extension, Purchaser shall deposit an amount in cash equal to 5% of the Purchase Price ($956,136) in an escrow account ("Escrowed Funds") established with San Diego National Bank pursuant to an escrow agreement on terms mutually acceptable to Purchaser and such escrow agent.

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CUSIP NO. 69316G 10 8

           (b) Beginning as of April 7, 2001 and ending on the Interest Termination Date (as defined below), interest shall accrue on the amount of the Purchase Price at a daily rate of $5,239.10 (calculated at 1/365 of a per annum rate of 10% applied to the purchase price of $19,122,720). Such interest shall be payable to Seller in arrears on the first day of each month beginning May 1, 2001. As used herein, "Interest Termination Date" means the earlier of (i) the Effective Time of the Merger (as defined in the Merger Agreement) or (ii) the termination of the Merger Agreement, or
     (iii) the termination of the Stock Purchase Agreement. Such interest shall be payable through and including the Interest Termination Date regardless of whether the Closing occurs."

           3. CLOSING DATE. Section 9.3 of the Stock Purchase Agreement is deleted in its entirety and replaced with the following:

                 "CLOSING DATE. The Closing Date shall be no later than the 90th day following the date of this Agreement, subject to an additional 120-day extension as described in Section 2.2 hereof."

           4. TERMINATION. Section 10.1(iv) of the Stock Purchase Agreement is amended by replacing "60-day" with "120-day."

           5. EFFECT OF TERMINATION. Section 10.2 of the Stock Purchase Agreement is deleted in its entirety and replaced with the following:

                 "EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 10.1, all obligations of the parties hereunder shall terminate, except for the obligations set forth in Section 12.2 and Section 12.17, which shall survive the termination of this Agreement, and except that no such termination shall relieve any party from liability for any prior willful breach of this Agreement; and provided, further, that such termination does not affect Purchaser's obligation under Section 2.2(b) to pay interest up to and including the Interest Termination Date."

           6. MERGER. In the event the Effective Time of the Merger occurs prior to the termination of the Stock Purchase Agreement, if so directed by Purchaser, the Shares will be surrendered in accordance with the transmittal materials forwarded to Holding Company stockholders in connection with the Merger.

           7. RATIFICATION. The Stock Purchase Agreement and all of the documents referred to therein or contemplated thereby hereby are amended such that all references therein to the Stock Purchase Agreement are deemed to include this Amendment. The Stock Purchase Agreement as amended hereby shall remain in full force and effect.

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CUSIP NO. 69316G 10 8

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first above written.



                                          BIL SECURITIES (OFFSHORE) LTD.



                                          By: /s/ Michael S. Dreyer
                                             -----------------------------------
                                          Name:   Michael S. Dreyer
                                             -----------------------------------
                                          Title: Authorized Agent
                                             -----------------------------------


                                          FBOP CORPORATION



                                          By: /s/ Michael F. Dunning
                                             -----------------------------------
                                          Name:   Michael F. Dunning
                                             -----------------------------------
                                          Title:  Senior Vice President and
                                             -----------------------------------
                                          Chief Financial Officer
                                          -----------------------